Non-CA
Exhibit 10.24

CHANGE IN CONTROL AGREEMENT

This Agreement, dated as of [______________], 2025 (the "Effective Date"), is between Assurant, Inc., a Delaware corporation (the "Company"), and [______________] (the "Executive") (the “Agreement”).
Recital and Meaning of Capitalized Terms

A.The Company wishes to promote continuity of management in the event of a Change in Control and to provide the Executive with certain benefits in the event Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason following or in anticipation of such a Change in Control under the circumstances specified below.
B.Wherever they may appear in this document, all capitalized terms have the meanings given in the definitions above or below (as the case may be).
NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.TERM AND EFFECT OF AGREEMENT

A.Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until the earlier of the Expiration Date or the Termination Date. The initial Expiration Date shall be December 31, 2025 but, on that date and each December 31 thereafter, the Expiration Date shall automatically be extended by one additional year unless, not later than the immediately preceding June 30, the Company has given written notice to the Executive that the Expiration Date shall not be so extended; provided, however, that if a Change in Control shall have occurred prior to the original or extended Expiration Date, the Expiration Date shall automatically be extended to the second anniversary of the Change in Control.

B.Effect of This Agreement. Prior to the Period of Employment hereunder, the employment of the Executive by the Company shall be at will and may be terminated at any time for any reason in the sole and unlimited discretion of the Company or the Executive.
2.CERTAIN DEFINITIONS

A.Change in Control.

For purposes of this Agreement, a Change in Control shall mean a change in control of the Company, which shall be deemed to have occurred upon:
i.the consummation of an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities") that, when combined with any other securities owned beneficially by the acquirer, would result in such acquirer beneficially owning thirty percent or more of either (a) the then outstanding shares of common stock of the Company or (b) the combined voting power of the then Outstanding Voting Securities, excluding any Person that is the surviving or resulting entity in a transaction described in Section 2.A.(iii) below that does not also result in a Change in Control thereunder.
ii. the failure, at any time following the date hereof, of those individuals who as of the date hereof constitute the Board of Directors of the Company (the “Incumbent Board”) and any new directors (“Successor Directors”) appointed to fill interim vacancies or nominated for election by the Company's stockholders in either case pursuant to a vote of at least a majority of the directors then in office who are either Incumbent Directors or Successor Directors, to constitute a majority of the Board of Directors of the Company, provided, however, that, for purposes of this subparagraph, any individual appointed or approved for nomination as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents shall not be treated or counted as a Successor Director;
iii.    the consummation of a transaction approved by the stockholders of the Company that is a merger, consolidation, reorganization or similar corporate transaction, regardless of whether the Company is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that results in the Outstanding Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity constituting) more than fifty percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, reorganization or transaction; or
iv.the consummation of a transaction or series of transactions approved by the stockholders of the Company that is (a) the sale or other disposition of all or substantially all of the assets (by way of reinsurance or otherwise) of the Company or (b) a complete liquidation or dissolution of the Company or the Company.
B. Period of Employment. The Period of Employment shall mean the period of time commencing on the date of a Change in Control and ending on the earlier of the

Expiration Date or the Termination Date (as defined below) or, if there has been a public announcement of a proposed transaction that results in a Change in Control within 24 months following the initial such public announcement, commencing on the date of the first such announcement in the event that the Executive’s employment is thereafter terminated by the Company without Cause prior to such Change in Control (an “Anticipatory Termination”). For avoidance of doubt, the previous sentence does not confer upon the Executive the prerogative of terminating the Executive’s employment voluntarily for Good Reason before a Change of Control has occurred and thereby being entitled to any benefits under this Agreement.
C.Contract Term. The Contract Term shall mean the period commencing on the date of a Change in Control and ending on the Expiration Date or, in the case of an Anticipatory Termination, commencing on the date of the first public announcement referred to in the immediately preceding Section 2.B.
D.Termination Date. The Termination Date shall mean the date as of which the Executive's employment with the Company shall cease as specified in Section 5 or 6, below.
E.Target. When used in relation to any incentive award or bonus payment “Target” means the target (whether stated as a percentage of base salary or as an amount in U.S. dollars) for the Executive approved by the Compensation and Talent Committee of the Board of Directors of the Company (or the Board of Directors as a whole) in (a) the year immediately preceding a Change in Control or (b) the year during the Period of Employment when such target is established, whichever is greater.
3.EXECUTIVE'S RESPONSIBILITIES; LOCATION

A.Position, Duties, Responsibilities. During the Period of Employment, the Executive shall serve in the position and have the duties and responsibilities as in effect immediately prior to the date of commencement of the Contract Term.
B.Best Efforts. During the Period of Employment, the Executive shall devote the Executive’s full time, best efforts, and undivided attention during normal business hours to the business and affairs of the Company, except reasonable time for vacations, illness, or incapacity.
C.Principal Business Office. During the Period of Employment, the Executive's principal business office shall be the office address as it existed immediately prior to the date of Commencement of the Contract Term (the “Principal Business Office”).
4.COMPENSATION, PERQUISITES AND EMPLOYEE BENEFITS

A.Base Salary. During the Period of Employment, the Executive shall receive an annual base salary at a rate not less than the rate in effect immediately prior to the date of commencement of the Contract Term (“Base Salary”).
B.Incentive Compensation. During the Period of Employment, the Executive shall continue to be a full participant in the Company's short-term annual incentive compensation plan (“Annual Bonus”) and the Company’s long term incentive plan, as well as any comparable successor plans (collectively, the “Incentive Plans”), as the Incentive Plans are in effect immediately prior to the date of commencement of the Contract Term and with such changes and improvements in the Incentive Plans or other incentive compensation plans as may from time to time be approved by the Compensation and Talent Committee of the Company’s Board of Directors with incentive opportunities no less favorable, in the aggregate, than the aggregate incentive opportunities provided to the Executive before the date of commencement of the Contract Term. The Executive shall also be entitled to participate in any other incentive compensation plans generally available to senior executives of the Company. If any of the Incentive Plans is terminated or discontinued, the Executive shall be entitled to participate in other incentive compensation plans with terms at least as favorable to the Executive, in the aggregate, as were the Incentive Plans in effect before the termination or discontinuance of the Incentive Plans. Each such Annual Bonus shall be paid no later than two-and-a-half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), excluding arrangements authorized pursuant to Treasury Regulation § 1.409A-1(e).
C.Employee Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee benefit plans and programs as in effect for senior executives of the Company immediately prior to the date of commencement of the Contract Term, or employee benefit plans and programs that are substantially comparable thereto (the “Benefit Plans”) under the terms of the Benefit Plans, with such changes and improvements in the Benefit Plans as may from time to time be made in accordance with the practices of the Company, provided, however, that, for purposes of this paragraph, no plan, arrangement or expectation with respect to severance or other benefit or payment that may be made upon termination of employment (other than as provided in this document) shall be considered a Benefit Plan.
5.DEATH OR DISABILITY

A.Death. If the Executive should die during the Period of Employment, the Executive’s employment shall be deemed to have terminated on the last day of the month in which death shall have occurred.
B. Disability. “Disability” shall mean an illness or accident that has prevented the Executive from performing the Executive’s duties under this Agreement for a period of six consecutive months. In the event the Executive suffers a Disability during the Period of Employment, the Executive’s employment shall terminate on the last day of such six-month period.
6.TERMINATION OF EMPLOYMENT BY THE COMPANY OR THE EXECUTIVE

Either the Company or the Executive may, at any time, terminate the Executive’s employment with the Company.
A.Cause. The termination of the Executive's employment by the Company during the Contract Term shall be deemed to be for “Cause” only if it is due to:
(1)conviction of the Executive of a felony;
(2)an act or acts of dishonesty by the Executive;
(3)the Executive’s material violation of a Company employment or other policy applicable to the Executive;
(4)a willful, deliberate and intentional failure by the Executive during the Period of Employment (not including any failure by reason of incapacity due to illness or accident) to comply with the provisions of this Agreement relating to the time and best efforts to be devoted by the Executive to the affairs of the Company, if such failure demonstrably results in material injury to the Company; or
(5)the Executive’s gross misconduct resulting in material risk (which may be legal or reputational risk) or injury (whether material or immaterial) to the Company;

provided that notice of such termination is given in accordance with Section 6.C., below.
B.Good Reason. The termination of the Executive's employment by the Executive during the Contract Term shall be deemed to be for “Good Reason” only if such termination shall be the result of the following events without the Executive’s written consent:
(1)a reduction during the Period of Employment in the level, as of the date of the Change in Control, of either (a) the Executive's Base Salary or (b) the Executive's Target Incentive Plan opportunities or (c) if material, the Benefit Plan coverages (other than a reduction in awards or benefits that is generally applicable to participants in a plan in accordance with the terms of the plan in effect immediately prior to the date of the Change in Control);
(2)a material diminution during the Period of Employment in the Executive's position, powers, authority, duties or responsibilities, or the business to which those powers, authority, duties or responsibilities apply;
(3)removal during the Period of Employment of the Executive from the office the Executive held immediately prior to the Change in Control or material change during the Period of Employment in the Executive's chain of supervision as it existed immediately prior to the Change in Control;
(4)any requirement that the Executive work at a principal place of business other than the Principal Business Office, if it is more than 30 miles from the Executive's residence at the time of the Change in Control;
(5)a material breach of this Agreement by the Company, provided notice of the Executive's election to terminate the Executive’s employment for Good Reason under this Agreement is given in accordance with Section 6.C., below.

The Executive’s failure to elect to terminate the Executive’s employment with respect to one event giving rise to Good Reason does not preclude the Executive from making the election with respect to a subsequent event.
C.Termination Procedure

(1)Notice

(a)Notice of termination of employment under this Agreement shall be provided in writing by the Company or the Executive, as applicable, and shall specify the date of termination of employment, which date shall in no event be earlier than 60 days from the date of such notice.
(b)In the event the Company elects to terminate the Executive's employment, in the notice required by the immediately preceding subparagraph, the Company shall state whether the termination is for Cause. If so, such notice shall state that the Executive has engaged in conduct set forth in Section 6.A., above, with the particulars thereof specified in detail.
(c)In the event the Executive elects to terminate employment, in the notice required by this Section 6.C., the Executive shall state whether the voluntary termination of employment is for Good Reason. If so, such notice shall state the reason or reasons for such termination, as set forth in Section 6.B., with the particulars thereof specified in detail, and shall be given within thirty (30) days after the most recent event giving rise to Good Reason.
(2)Cure

(a)In the case of the Executive's alleged breach as set forth in Section 6.A.(4), the Executive shall be given the opportunity to remedy such alleged breach within 30 days from the Executive’s receipt of the notice referred to above.

(b)In the case of the Executive's allegation of Good Reason as set forth in Section 6.B., none of the events described in Section 6.B. shall constitute Good Reason unless and until (i) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of the Executive’s written notice as set forth in Section 6.C.(1)(c) and (ii) the Executive terminates the Executive’s employment within thirty (30) days after the end of such thirty (30) day cure period.

7.CONSEQUENCES OF TERMINATION, DEATH OR DISABILITY
A.Accrued Obligations. In the event of termination of the Executive’s employment for any reason during the Period of Employment, the Company shall be obligated to pay or provide to the Executive (or the Executive’s estate, as applicable) within fourteen (14) days following the Termination Date or at such other time prescribed by any applicable benefit plan or applicable law: (1) the Executive’s annual Base Salary through the Termination Date to the extent not theretofore paid, (2) the Executive’s business expenses that are reimbursable but have not been reimbursed by the Company as of the Termination Date, consistent with the Company’s expense reimbursement policy; (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, if such bonus has been determined by the Compensation and Talent Committee of the Company’s Board of Directors but not paid as of the Termination Date or, if no such determination has been made as of the Termination Date, the Target Annual Bonus for such immediately preceding fiscal year; (4) any vested benefits and any other benefits that the Executive is entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company (which benefits shall be paid in accordance with the terms of such plan, policy, practice, program, contract or agreement), and (5) any accrued paid time off to the extent not theretofore paid (the sum of the amounts described in this subsection A being referred to herein as the “Accrued Obligations”).
B.Termination by the Company Other Than for Cause or by the Executive for Good Reason. In the event that, upon or within two years from the date of a Change in Control, the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason, or in the event of an

Anticipatory Termination, the Company shall pay to the Executive the following amounts and provide the following benefits (in addition to the Accrued Obligations) if the Executive has executed and has not revoked, within fifty-two (52) days after the Termination Date (or, in the case of an Anticipatory Termination, the date of the Change in Control), a general release in the form attached hereto as Appendix A:
(1) a lump sum in cash within sixty (60) days after the Termination Date (or, in the case of an Anticipatory Termination, the date of the Change in Control) equal to the sum of (a) an amount equal to the product of (x) the Target Annual Bonus and (y) 0.5 (the “Pro Rata Bonus”); (b) two times the sum of (x) the Executive’s annual Base Salary and (y) the Target Annual Bonus; and (c) an amount equal to, and at the same after tax cost to the Executive, as eighteen (18) months of Company contributions towards the Executive’s health care and life insurance benefits as in effect immediately prior to the Executive’s Termination Date.
(2)outplacement services, for a limited period not longer than twelve months following the Executive’s Termination Date, the scope and provider of which shall be selected by the Company in the Company’s reasonable discretion but which, in any event, shall be of a scope suitable for a senior executive officer of a public company.
C.Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Period of Employment, the Company shall pay to the Executive’s estate the Accrued Obligations and the Pro Rata Bonus and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive’s estate in a lump sum in cash within thirty (30) days of the Termination Date or such other date as is allowable under applicable law.

D.Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Period of Employment, the Company shall pay to the Executive the Accrued Obligations and Pro Rata Bonus and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within sixty (60) days of the date on which the revocation period runs on the Executive’s execution of the general release. The Pro Rata Bonus will be paid only if the Executive has executed and has not revoked, within fifty-two days after the Termination Date, a general release in the form attached hereto as Appendix A.
E.Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Period of Employment, the Company shall pay to the Executive the Accrued Obligations and shall have no severance obligations under this Agreement, including that the Executive shall have no right to payment of a Pro Rata Bonus. If the Executive voluntarily terminates employment during the Period of Employment other than for Good Reason, the Company shall pay to the Executive the Accrued Obligations and a Pro Rata Bonus and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within sixty (60) days of the date on which the revocation period runs on the Executive’s execution of the general release. The Pro Rata Bonus will be paid only if the Executive has executed and has not revoked, within fifty-two days after the Termination Date, a general release in the form attached hereto as Appendix A.
F.Consideration for Restrictive Covenants. The Company and the Executive hereby stipulate that such portion of the amounts payable pursuant to Section 7.B. of this Agreement as may be determined to be reasonable by a nationally recognized accounting firm (the “Accounting Firm”) is in consideration, in part, for Executive’s agreeing and adhering to the Restrictive Covenants set forth in Section 11.A. The Executive agrees to report such payments on all applicable tax returns in a manner consistent with the preceding sentence.
8.NON-EXCLUSIVITY OF RIGHTS
Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company or any of its respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 7.B. of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company.
9.RECOUPMENT; NO MITIGATION REQUIREMENT; LEGAL FEES
A.Recoupment. The Company’s obligation to make the payments provided for in this Agreement and Executive’s receipt of the payments provided for in this Agreement are subject to compliance with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder, including Rule 10D-1 and

Section 303A.14 of the New York Stock Exchange Listed Company Manual and the Assurant, Inc. Compensation Clawback Policy, as may be amended from time to time.
B.With the exception of the foregoing, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as specifically provided in Section 7, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all reasonable legal fees and related expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred. In no event shall the payments by the Company under this Section 9 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
10.TREATMENT OF CERTAIN PARACHUTE PAYMENTS
A.    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any Payment (or any acceleration of any Payment) to or for the benefit of the Executive would be subject to the Excise Tax, and (ii) the reduction of the amounts payable to the Executive under this Agreement to the Safe Harbor Amount would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) by an amount sufficient to reduce the Parachute Value of the Payments to the Safe Harbor Amount. The reduction of the Parachute Value of the Payments, if applicable, shall be made by reducing the payments and benefits under the following sections of this Agreement in the following order: (i) Section 7.B.(1)(b), hereof, (ii) Section 7.B.(1)(a) hereof and (iii) Section 7.B.(1)(c) hereof unless an alternative method of reduction was elected by the Executive prior to the date set forth in the first paragraph of this Agreement. If the reductions described in the preceding sentence are not sufficient to reduce the Parachute Value of the Payments to the Safe Harbor Amount, further reduction of the Parachute Value of the Payments shall be made in the manner which has the least economic cost to the Executive.

B.    All determinations required to be made under this Section 10, including the Safe Harbor Amount, whether and when an Excise Tax is due, the amount of Excise Tax and the assumptions to be used in arriving at such determinations, shall be made by the Accounting Firm on the basis of such reasonable assumptions as may be determined by the Accounting Firm or as may be agreed to by the Company and the Executive and as are reasonably acceptable to the Accounting Firm. The Accounting Firm shall be requested to provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or is otherwise unable to perform the assignment contemplated by this subparagraph, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Parachute Value of the Payments shall be reduced to the Safe Harbor Amount, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (C) below).

C.    If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 10 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 10. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within 10 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.

D.    Definitions. The following terms shall have the following meanings for purposes of this Section 10.
    (i)    “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
    (ii)    “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
    (iii)    A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
    (iv)    The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
11.NONSOLICITATION, NONDISPARAGEMENT, NONCOMPETITION
A.Restrictions on Solicitation and Competitive Activities. During the Period of Employment and the 12-month period immediately following the Termination Date, the Executive shall not, directly or indirectly, (1) solicit, induce or attempt to induce or otherwise counsel, advise, ask or encourage any employee of the Company or any affiliated company to leave the employ of the Company or to accept employment or assignment with any other employer as an employee or independent contractor (without regard to who initiated the first communication), (2) solicit, induce or attempt to induce any customer, client, account, vendor or other person having a business relationship with the Company to cease doing some or all business with the Company (without regard to who initiated the first communication), (3) interfere with the relationship or (if communications between such person and the Company concerning a possible business relationship have commenced) the prospective relationship between any such person or entity and the Company, (4) participate –whether as an owner, employee, consultant, agent, independent contractor or in any other capacity, except as a holder of five percent or less of the common equity of a publicly held corporation – in any business that is engaged, directly or indirectly, in sales or the provision of products or services or other activities in competition with the sales, provision of products or services or other activities of the Company or any of its subsidiaries or affiliates, provided, however, that the scope of this subparagraph (4) shall be limited to the geographic area or areas where the Company is actually engaged in such business or, to the actual or constructive knowledge of the Executive, is actively planning to engage or considering engaging in such business.
B.Nondisparagement. During the Period of Employment and during the 24-month period immediately following the Termination Date, the Executive shall not, and shall cause Executive’s representatives and agents not to disparage the Company, its affiliated companies or any of their employees or directors, except as set forth in Subsection D below. As used herein, to "disparage" shall mean to make comments or statements that are maliciously untrue.
C.Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information, Knowledge or Data relating to the Company and any of its affiliates. For purposes of this section, “Confidential Information, Knowledge or Data” means non-public information, knowledge or data that the Executive obtains during the Executive’s employment by the Company or under a confidentiality agreement with or for the benefit of the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may be required by law or legal process or as set forth in Subsection D below, communicate or divulge any such Confidential Information, Knowledge or Data to anyone other than the Company.
D.Executive Protection. Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency. Nothing in this Agreement or otherwise requires Executive to disclose any communications Executive may have had or information Executive may have provided to the SEC or any other Government Agencies regarding possible legal violations. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to limit, nor does it limit, any applicable rights that Executive may have under Section 7 of the National Labor Relations Act.
E.Specific Performance and Injunctive Relief. The Executive agrees that, if the Executive violates this Section 11, the Company will suffer irreparable injury for which damages at law will be difficult to establish with precision and would be an inadequate remedy. Accordingly, the Executive agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available to it at law or in equity, in respect of any failure, or threatened failure, on the part of the Executive to comply with the provisions of this Section 11 and that such rights and remedies may include, but shall not be limited to, a temporary restraining order and a preliminary and permanent injunction to restrain any violation or threatened violation of this Agreement by the Executive, as well as a permanent injunction, a writ of specific performance and a right of offset for any amount otherwise owed to the Executive by the Company. For avoidance of doubt, this Section 11.D. shall not preclude or limit any right of the Company’s that it may otherwise have to damages at law, in addition to equitable relief.
12. MISCELLANEOUS PROVISIONS
A. Successors and Assigns.
(1)This Agreement is personal to the Executive. Without the prior written consent of the Company, the Executive may not assign this Agreement of any rights or benefits hereunder other than by will or the laws of descent and distribution. Notwithstanding the foregoing, in the event of the Executive’s death or disability, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executor or other legal representative.
(2)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein (including in the immediately following subparagraph (3)), without the prior written consent of the Executive the Company may not assign this Agreement or its duties and obligations thereunder.
(3)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) (a “Successor”) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. To any Successor who so expressly assumes and agrees to perform this Agreement, the Company may assign or otherwise convey this Agreement in its entirety, including all rights against the Executive and all obligation and duties of the Executive hereunder.

B.Choice of Law; Jurisdiction and Venue for An Action Seeking Equitable Relief. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. An action for injunctive or other equitable relief hereunder may be brought in the federal or state courts located in Atlanta, Georgia, or in any other court or courts having subpoena power over, and whose order area enforceable in, the geographic area where any activities in violation of Section 11 are or may be threatened or are or may be taking place. The parties hereby agree that any such court, to the extent it has subject matter jurisdiction, is an appropriate venue for any such action hereunder. The parties agree to submit to the venue and personal jurisdiction of any such court and not to argue forum non conveniens or otherwise to contest the appropriateness of laying venue to any such action in any such court.
C.Modifications, Waiver. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives, provided, however, that, as used in this paragraph, an amendment or modification may be “executed” by any otherwise lawful means, including, where lawful and appropriate, properly authorized electronic signature, facsimile or offer and acceptance by email or other electronic means. No forbearance or failure to enforce any obligation under this Agreement shall be construed as, or argued to be, a waiver or estoppel of any right a party to this Agreement may otherwise have to enforce the same or a similar obligation at any other time, notwithstanding the passage of time or any other obligation under this Agreement.

D.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
    At the most recent address on file at the Company.
If to the Company:
    Assurant, Inc.
    260 Interstate N Cir SE
    Atlanta, Georgia 30339
Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
E.Enforceability and Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The parties intend that this Agreement shall be enforced in accordance with its terms to the full extent permitted by law. In this event that any court of competent jurisdiction should find that any provision of this Agreement – including but not limited to the provisions of Section 11 hereof – is unenforceable to its full extent, the parties intend that such provisions shall be enforced to the full extent permissible under the law (including but not limited to with respect to its geographic and temporal scope).
F.Withholding. The Company may withhold from any amounts payable under this Agreement such United States federal, state, or local or foreign taxes as shall be required.

G.Employment at Will. The Executive and the Company acknowledge that, except as otherwise provided herein or under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is at will. Prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company, in which case the Executive shall have no further rights under this Agreement.
H.Complete Agreement. This Agreement embodies the complete understanding of the parties with respect to the Change in Control subject matter hereof. There are no prior or contemporaneous agreements (oral or written, express or implied) between the parties with respect to such subject matter. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement or alleged agreement between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, to the extent that the Executive has or may enter into an equity, incentive compensation, or change in control agreement with the Company containing confidentiality, non-solicitation, noncompetition and/or invention assignment provisions, the restrictive covenants in this Agreement shall supplement (rather than supersede) the covenants in other agreements (“Other Covenants”), and the Other Covenants shall remain in full force and effect. To the extent any conflict exists between the restrictions set forth in the Other Covenants and the restrictions set forth in this Agreement, the Company shall be provided the greatest protection set forth in either agreement.
I.Payments in the Event of Anticipatory Termination. Notwithstanding any provision in this Agreement to the contrary, in the event of an Anticipatory Termination, no payment that the Company shall be required to make under this Agreement shall be due except in the event of, and following, the date of such Change in Control, at the time specified under Section 7.B.
J.Code Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Severance payments shall be made under the “short term deferral” exception under Section 409A of the Code, to the maximum extent possible, and then under the “separation pay” exception under Section 409A of the Code or another applicable exception. If required by Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code, each payment hereunder shall be treated as a separate payment, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and if the Executive is considered a “specified employee” for purposes of Section 409A of the Code, the payment of any amounts hereunder shall be delayed as required by Section 409A of the Code. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii)

the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
K.Reduction of Payments for Annual Bonus Payments Already Made. Notwithstanding any provision of this Agreement to the contrary, in the event the Effective Date and the Termination Date occur in the same fiscal year, any payment to the Executive pursuant to Section 7.B. hereof shall be reduced (but not below zero) by any amounts paid or payable to the Executive pursuant to the Annual Bonus in the same year.
L.Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
    IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Company’s Board of Directors or its Compensation and Talent Committee, the Company has executed this Agreement, all as of the day and year first above written.

        [_____________]
Assurant, Inc.

By: ____________________________________
     Name: Keith Demmings
     Title: President and Chief Executive Officer

APPENDIX A
FORM OF GENERAL RELEASE

        THIS RELEASE (this “Release”) is granted effective as of the [__] day of [________], 20[__], by [______________] (the “Executive”) in favor of Assurant, Inc. (the “Company”). This is the release referred to in that certain Change In Control Agreement dated as of [______________] by and between the Company and the Executive (the “CIC Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants as recited in the CIC Agreement, with respect to which this Release is an integral part.

        Section 1.    Release of the Company. The Executive, on behalf of the Executive and the Executive’s successors, assigns, attorneys and all those entitled to assert the Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or paid time off; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., as amended; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the CIC Agreement or any other contractual obligations between the Company or its affiliates and the Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, applicable state law or otherwise.

        Section 2.    Release of Claims Under the Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, the Executive has released and waived any and all claims the Executive has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive is advised to consult with an attorney prior to executing this Release; that the Executive in fact has consulted a knowledgeable, competent attorney regarding this Release; that the Executive may, before executing this Release, consider this Release for a period of forty-five (45)

calendar days; and that the consideration the Executive receives for this Release is in addition to amounts to which the Executive was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that the Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

        The Executive agrees that the Executive has carefully read this Release and is signing it voluntarily. The Executive acknowledges that the Executive has had forty-five (45) days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 45-day period, the Executive is waiving the right to review the Release for such full 45-day period prior to signing it. The Executive has the right to revoke this release within seven (7) days following the date of its execution.

        Section 3.    Certain Exceptions. Notwithstanding any provision of the CIC Agreement to the contrary, this Release shall not affect and expressly excludes any claim relating to: (1) obligations under this Agreement; (2) obligations that, in each case, by their terms are to be performed after the date hereof (including, without limitation, obligations to the Executive under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (3) obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a director, officer or employee of the Company or any Affiliated Company (as defined in the CIC Agreement); (4) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (5) Executive’s rights to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both the Executive and the Company or any Affiliated Company (as defined in the CIC Agreement) are jointly responsible; (6) any rights that the Executive may have as a stockholder of the Company; and (7) on facts or circumstances arising after the date hereof.

        THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF THE EXECUTIVE’S CHOOSING CONCERNING EXECUTION OF THIS RELEASE AND THAT THE EXECUTIVE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

        [Name]

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